Exhibit 99.2

03

CONTACTS
Constellation Media Relations	Constellation Investor Relations
Mike Martin – 585-218-3669	Lisa Schnorr – 585-218-3677
Kevin Harwood – 585-218-3666	Bob Czudak – 585-218-3668

CONSTELLATION BRANDS, VINCOR INTERNATIONAL REACH

PLAN OF ARRANGEMENT AGREEMENT; VINCOR

SHAREHOLDERS TO RECEIVE C$36.50 CASH PER SHARE

FAIRPORT, N.Y., April 3, 2006 – Constellation Brands, Inc. (NYSE: STZ) and Vincor International (TSX: VN) today announced that the two companies yesterday entered into an arrangement agreement under which Constellation will acquire Vincor, which is unanimously supported by both companies’ Boards. The acquisition is to be completed by way of a statutory plan of arrangement in Canada under which Constellation will acquire all of the issued and outstanding common shares of Vincor at a cash price of C$36.50. The transaction price represents a premium of 55.5 percent to Vincor’s closing share price on Sept. 27, 2005, prior to Constellation’s initial approach, and a premium of 15.9 percent to Vincor’s closing share price on March 31, 2006.

“Discussions and diligence led the Constellation and Vincor management teams and boards of directors to the conclusion that this is a mutually beneficial transaction because it is a natural fit for both companies,” stated Richard Sands, Constellation Brands chairman and chief executive officer. “Through this combination, Canada will become a core market for Constellation, while adding new and existing brands to our already formidable portfolio in other key markets. Our cultures, values and decentralized structures are similar, and we are confident that this is in the best interest of both companies’ brands, shareholders, customers and employees. The combination of Vincor with Constellation will result in a world class, all-star team of people, vineyards, wineries and an unequalled international wine portfolio, in addition to long-term value creation.”

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“We are pleased that Constellation has offered a value that fully recognizes our strong brands, exceptional workforce and significant international growth opportunities,” said Donald Triggs, president and chief executive officer, Vincor International Inc. “Through the dedication and hard work of all of our employees we have built one of the world’s leading wine companies. This transaction marks the next chapter in the evolution of Vincor, providing strengthened international distribution for our leading brands and new opportunities for our employees. I would like to thank all of our shareholders and many supporters who have contributed to the creation of a truly great company and Canadian success story.”

The transaction is valued at approximately C$1.52 (U.S. $1.31) billion, which includes approximately C$1.27 (U.S. $1.09) billion of equity, based on Vincor’s approximately 34.8 million shares outstanding on a fully diluted basis, and the assumption of approximately C$250 (U.S. $220) million of Vincor’s net debt as of Dec. 31, 2005. The transaction will be modestly accretive to Constellation’s fiscal 2007 comparable earnings per share. Constellation has received a commitment for an all-debt financing that would be sufficient to complete the transaction.

An information circular relating to the transaction is expected to be sent to Vincor shareholders in the latter half of April, with the shareholder vote scheduled for June 1, and closing of the transaction scheduled for the first week in June 2006, subject to customary regulatory approvals and other closing conditions.

Conference Call Information

A joint Constellation-Vincor conference call to discuss the transaction is scheduled on April 3, 2006, at 11:00 a.m. (Eastern). Participants in the call include Constellation Brands Chairman and Chief Executive Officer Richard Sands, Executive Vice President and Chief Financial Officer Thomas Summer, Vincor Chairman Mark Hilson, President and Chief Executive Officer Donald Triggs and Chief Financial Officer Richard Jones. The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live, listen-only webcast of the conference call, together with a copy of

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this news release, is available on the Internet at Constellation’s web site: www.cbrands.com, under “Investors.” A webcast replay will be available at www.cbrands.com.

Joint Press Conference

A joint press conference conducted by Vincor and Constellation will take place at 1:00 p.m. today, at the Toronto Stock Exchange (TSX) main floor Gallery, 130 King Street West (corner of King and York Streets), and will include remarks by Vincor Chairman Mark Hilson and President and CEO Don Triggs, and Constellation Chairman and CEO Richard Sands.

About Constellation

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, which could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. Some of these risks and uncertainties include factors relating to Constellation’s ability to consummate the transaction, integrate Vincor’s business successfully and realize expected synergies, the continued strength of Vincor’s relationships with its employees, suppliers and customers, and the accuracy of the basis for forecasts relating to Vincor’s business. There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby. All statements other than statements of historical facts included in this news release are forward-looking statements. All forward-looking statements speak only as of the date of this news release. Constellation

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undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2005, and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2005. The factors discussed in these reports could cause actual future performance to differ from current expectations.

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